Colorado Secretary of State

Date and Time:  06/15/2007 12:02 PM

Id Number:  20071280292

Document number:  20071280292

ARTICLES OF ORGANIZATION FOR

DOC HOLLIDAY CASINO II, LLC

THE UNDERSIGNED, a natural person of at least eighteen years of age, acting as organizer, hereby forms a limited liability company by virtue of the Colorado Limited Liability Company Act, and adopts the following Articles of Organization for such limited liability company.  The name and mailing address of the individual who causes this document to be delivered for filing is Clifford L. Neuman, 1507 Pine Street, Boulder, Colorado  80302.

ARTICLE I

NAME

The name of the limited liability company is Doc Holliday Casino II, LLC.

ARTICLE II

PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Limited Liability Company is 5455 Spine Road, Suite “C”, Boulder, CO  80301.

ARTICLE III

REGISTERED AGENT

The Registered Agent of this Limited Liability Company in this state is Global Casinos, Inc., 1507 Pine Street, Boulder, CO  80302.

ARTICLE IV

INITIAL MANAGERS

The Limited Liability Company shall be managed by its managers.  The initial manager is:

Global Casinos, Inc.

5455 Spine Road, Suite “C”

Boulder, CO  80301

ARTICLE V

PURPOSES AND POWERS

The purpose for which this Limited Liability Company is formed is to engage in any lawful business or activity, and may exercise all powers permitted by law.

Name and address of the individual causing the document to be delivered for filing:  Neuman, Clifford L., 1507 Pine Street, Boulder, CO  80302.